[Form of Tax Opinion]

_______, 2020

Great-West Funds, Inc.

8515 East Orchard Road

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the reorganizations (each a "Reorganization" and collectively, the "Reorganizations") of Great-West Lifetime Conservative 2015 Fund, Great-West Lifetime Conservative 2020 Fund, Great-West Lifetime Conservative 2025 Fund, Great-West Lifetime Conservative 2030 Fund, Great-West Lifetime Conservative 2035 Fund, Great-West Lifetime Conservative 2040 Fund, Great-West Lifetime Conservative 2045 Fund, Great-West Lifetime Conservative 2050 Fund, Great-West Lifetime Conservative 2055 Fund and Great-West Lifetime Conservative 2060 Fund (each a "Target Fund" and collectively, the "Target Funds"), each a series of Great-West Funds, Inc., a Maryland corporation (the "Company"), and Great-West Lifetime 2015 Fund, Great-West Lifetime 2020 Fund, Great-West Lifetime 2025 Fund, Great-West Lifetime 2030 Fund, Great-West Lifetime 2035 Fund, Great-West Lifetime 2040 Fund, Great-West Lifetime 2045 Fund, Great-West Lifetime 2050 Fund, Great-West Lifetime 2055 Fund and Great-West Lifetime 2060 Fund (each an "Acquiring Fund" and collectively, the "Acquiring Funds"), each a series of the Company. The Target Funds and the Acquiring Funds are referred to herein individually as a "Fund" and collectively as the "Funds."

The Reorganizations contemplate the transfer of all the assets of each Target Fund to its corresponding Acquiring Fund (as set forth in Schedule A attached hereto and incorporated herein by reference) solely in exchange for voting shares of common stock, par value $0.10 per share, of the corresponding Acquiring Fund ("Acquiring Fund Shares") and the assumption by the corresponding Acquiring Fund of all the liabilities of the Target Fund. As part of each Reorganization, the Target Fund will immediately thereafter distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and the Target Fund as soon as possible thereafter will be terminated under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of April 21, 2020, entered into by the Company, on behalf of the Funds, and for purposes of sections 8.3 and 10.2 thereof only, Great-West Capital Management, LLC, the investment adviser for the Funds (the "Plan").

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Company, on behalf of itself and the Funds, and by certain shareholders of the Funds in letters and certificates dated ____, 2020 (collectively, the "Representation Letters"). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted

Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.

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to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) each Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the "Effective Time"), (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) if a shareholder that is an insurance company owns shares of a Target Fund before the Effective Time (taking into account any shares owned by all segregated asset accounts of such insurance company), such insurance company will maintain a direct proprietary interest in the corresponding Acquiring Fund following the Reorganization and will not dispose of such Acquiring Fund Shares received in the Reorganization other than by redemptions in the ordinary course of business pursuant to its contractual obligations with its variable contract and policy holders. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for U.S. federal income tax purposes:

1.The transfer by the Target Fund of all its assets to its corresponding Acquiring Fund solely in exchange for Acquiring Fund Shares of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the liabilities of the Target Fund, immediately followed by the pro rata, by class, distribution of all the Acquiring Fund Shares so received by the Target Fund to the Target Fund's shareholders of record in complete liquidation of the Target Fund and the termination of the Target Fund as soon as possible thereafter, will constitute a "reorganization" within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the

"Code"), and the Acquiring Fund and the Target Fund will each be a "party to a reorganization," within the meaning of section 368(b) of the Code, with respect to such Reorganization.

2.No gain or loss will be recognized by the Acquiring Fund upon the receipt of all the assets of its corresponding Target Fund solely in exchange for Acquiring Fund Shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the corresponding Target Fund. (Section 1032(a) of the Code).

3.No gain or loss will be recognized by the Target Fund upon the transfer of all its assets to its corresponding Acquiring Fund solely in exchange for Acquiring Fund Shares of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the liabilities of the Target Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund

Shares so received to the Target Fund's shareholders solely in exchange for such shareholders' shares of the Target Fund in complete liquidation of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

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4.No gain or loss will be recognized by the Target Fund's shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares of the corresponding Acquiring Fund. (Section 354(a) of the Code).

5.The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Plan will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. (Section 358(a)(1) of the Code).

6.The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.The basis of the assets of the Target Fund received by its corresponding Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.The holding period of the assets of the Target Fund received by the corresponding Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations on a Target Fund, an Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Company has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. Each Fund is a separate series of the Company that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Fund has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Reorganization occurs. All the outstanding shares of each Target Fund are treated as equity for federal income tax purposes and all the Acquiring Fund Shares of each Acquiring Fund issued in a Reorganization will be treated as equity for federal income tax purposes. Except as otherwise permitted by section 1.817-5(f)(3) of the Treasury Regulations, all of the beneficial interests in each Fund are held by one or more segregated asset accounts of one or more insurance companies.

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Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, each Acquiring Fund will acquire all the assets of its corresponding Target Fund solely in exchange for Acquiring Fund Shares of such Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the corresponding Target Fund. Immediately thereafter, each Target Fund will distribute pro rata, by class, to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Target Fund, and as soon as possible thereafter, the Target Fund will be terminated under applicable state law. The assets of each Target Fund to be acquired by its corresponding Acquiring Fund will consist of all assets, including, without limitation, all cash, cash equivalents, securities, commodities and futures contracts, and dividends or interest or other receivables owned by such Target Fund and any deferred or prepaid expenses shown as an asset on the books of such Target Fund as of the Effective Time. In each Reorganization, the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the corresponding Target Fund's net assets and at least seventy percent (70%) of the fair market value of the corresponding Target Fund's gross assets held immediately prior to the Reorganization.

Following each Reorganization, the Acquiring Fund will continue the corresponding Target Fund's historic business in that it will have an identical investment objective and substantially similar investment strategies, policies, risks and restrictions as those of the corresponding Target Fund. In addition, each Acquiring Fund will use a significant portion of the corresponding Target Fund's historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of the total fair market value of each Target Fund's portfolio assets will meet the investment objective, strategies, policies, risks and restrictions of the corresponding Acquiring Fund. No Target Fund altered, or will alter, its portfolio in connection with its respective Reorganization to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions in connection with its respective Reorganization and no Acquiring Fund has any plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after its respective Reorganization.

In approving each Reorganization, the Board of Directors of the Company (the "Board") determined, with respect to each Fund participating in the Reorganization, that the Plan and the transactions contemplated thereunder are in the best interests of the Fund and that the interests of the shareholders of the Fund will not be diluted as a result of the Reorganization. In making such determination, the Board considered, among other things, that each Target Fund has failed to attract sufficient assets to sustain itself.

CONCLUSION

Based on the foregoing, it is our opinion that the transfer of all the assets of a Target Fund, pursuant to the Plan, to its corresponding Acquiring Fund solely in exchange for Acquiring Fund Shares of the corresponding Acquiring Fund and the assumption by the corresponding Acquiring Fund of all the liabilities of such Target Fund followed by the complete liquidation of such Target Fund immediately thereafter and the termination of such Target Fund as soon as possible thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by each Target Fund and each Acquiring Fund, (ii) the basis and holding period of the assets received by each Acquiring Fund, (iii) the nonrecognition of gain or loss by each Target Fund's shareholders upon the receipt of the Acquiring Fund Shares and (iv) the basis and holding period of the Acquiring Fund Shares received by each Target Fund's shareholders follow as a matter of

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law from the opinion that the transfers under the Plan will each qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with its respective Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. _______) relating to the Reorganization filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), to the discussion of this opinion in the Information Statement/Prospectus dated ____, 2020 relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

VEDDER PRICE P.C.

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SCHEDULE A

The Funds participating in each Reorganization are as follows:

Target Fund	Acquiring Fund

Great-West Lifetime Conservative 2015 Fund	Great-West Lifetime 2015 Fund

Great-West Lifetime Conservative 2020 Fund	Great-West Lifetime 2020 Fund

Great-West Lifetime Conservative 2025 Fund	Great-West Lifetime 2025 Fund

Great-West Lifetime Conservative 2030 Fund	Great-West Lifetime 2030 Fund

Great-West Lifetime Conservative 2035 Fund	Great-West Lifetime 2035 Fund

Great-West Lifetime Conservative 2040 Fund	Great-West Lifetime 2040 Fund

Great-West Lifetime Conservative 2045 Fund	Great-West Lifetime 2045 Fund

Great-West Lifetime Conservative 2050 Fund	Great-West Lifetime 2050 Fund

Great-West Lifetime Conservative 2055 Fund	Great-West Lifetime 2055 Fund

Great-West Lifetime Conservative 2060 Fund	Great-West Lifetime 2060 Fund

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